EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION REPORTS THIRD QUARTER FY 2009 RESULTS

Pasadena, CA – May 14, 2009 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN) (NASDAQ;  GFNCW) (NASDAQ: GFNCU) today announced its financial results for the quarter ended March 31, 2009 (“QE3 FY 2009”). Results for the quarter included RWA Holdings Pty Limited (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand, and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the U.S. The unaudited non-GAAP financial information for the quarter ended March 31, 2008 (“QE3 FY 2008”), which combines the results of Pac-Van with the consolidated results of General Finance, is provided for comparison purposes. The actual consolidated results of General Finance for QE3 FY 2008 are included in the Form 10-Q for the quarterly period ended March 31, 2009.

General Finance Consolidated QE3 FY 2009 Results Compared to Non-GAAP QE3 FY 2008 Results

•	Total revenues were $34.5 million and adjusted EBITDA (1) was $9.3 million in QE3 FY 2009 versus revenues of $44.8 million and adjusted EBITDA of $10.7 million in QE3 FY 2008;
•	Leasing revenues declined by 5.6% due primarily to lower utilization;
•
Sales revenues declined 38.3% in QE3 FY 2009 versus QE3 FY 2008, with approximately two-thirds of the decline due to reduced sales revenue at Royal Wolf and approximately one-third of the decline due to the 26% drop in the Australian currency to the U.S. Dollar for the same periods (.9049 to .6657);

•
The leasing and sales revenue mix improved primarily due to the addition of Pac-Van and a combination of the currency exchange rate change and the decline of sales revenue at Royal Wolf. The split was 57% leasing and 43% sales in QE3 FY 2009 compared to 47% and 53%, respectively, in QE3 FY 2008;

•
Adjusted EBITDA improved in QE3 FY 2009  to 27% of total revenue, compared to 24% in QE3 FY 2008, primarily because of the favorable margins from the higher leasing mix and personnel and other operating expense reductions implemented in Q3 FY 2009;

•	Foreign currency exchange loss for QE3 FY 2009 was approximately $1.9 million compared to a negligible gain in QE3 FY 2008;
•
The utilization rate of our lease fleet of approximately 41,000 units at March 31, 2009 was 72%, compared to 79% as of March 31, 2008. The size of our lease fleet increased by approximately 17%, as we purchased new units, reduced sub-leased units and completed previously announced acquisitions;

•	Net fleet capital expenditures for QE3 FY 2009 were $2.8 million, versus approximately $4.9 million in QE3 FY 2008;
•
We reduced our fleet inventory at March 31, 2009 to $19.8 million, compared to $20.7 million at March 31, 2008,  despite the inclusion of Pac-Van’s inventory of $6.0 million, the acquisition of Royal Wolf New Zealand in April 2008 and advance purchases for Australian mining cabins to meet previously forecasted demand;

•
Our interest expense for QE3 FY 2009 declined by 27% versus QE2 FY 2008 due to favorable effective borrowing rates, which more than offset the increased debt levels at March 31, 2009 from March 31, 2008;

•	We are compliant with the covenants of our senior credit facilities and our senior subordinated indebtedness;
•
Our total debt outstanding at March 31, 2009 decreased to $191.3 million from December 31, 2008 and our ratio of total funded debt to trailing twelve months adjusted EBITDA of $39.7 million ending March 31, 2009 was 4.8x.

Non-GAAP Combined General Finance and Pac-Van (QE3 FY 2008) and Consolidated General Finance (QE3 FY 2009) (Unaudited and in thousands, except per share data)

	GFN Consolidated	Pac-Van	Combined	GFN Consolidated
	QE3 FY 2008	QE3 FY 2008	QE3 FY 2008	QE3 FY 2009
	(in thousands)
Revenues
Sales	$19,801	$4,124	$23,925	$14,769
Leasing	8,849	11,996	20,845	19,686
	28,650	16,120	44,770	34,455

Costs and expenses
Cost of sales	16,356	2,876	19,232	12,354
Leasing, selling and general expenses	6,473	8,548	15,021	12,966
Depreciation and amortization	2,251	1,104	3,355	3,882

Operating income	3,570	3,592	7,162	5,253

Interest income	91	—	91	58
Interest expense	(2,426)	(2,112)	(4,538)	(3,308)
Foreign currency exchange gain (loss) and other	115	—	115	(1,860)
	(2,220)	(2,112)	(4,332)	(5,110)

Income before provision for income taxes and minority interest	1,350	1,480	2,830	143

Provision for income taxes	376	584	960	50

Minority interest	140	—	140	(177)

Net income	$834	$896	$1,730	$270

Preferred dividends	$—			$21

Net income per common share:
Basic	$0.09			$0.01
Diluted	0.08			0.01

Weighted average shares outstanding:
Basic	9,690,099			17,826,052
Diluted	11,083,722			17,826,052

(1)  EBITDA (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and stock based compensation expense) is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA (which adds back stock-based compensation expense) is a non-GAAP measure, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present EBITDA and adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President and Chief Executive Officer, commented, “Our team has made a determined effort to reduce capital expenditures, discretionary spending and personnel costs in an effort to right-size our infrastructure to the current level of revenues.  The improvement in our EBITDA margins confirms the effectiveness of our downsizing efforts, which should yield savings of between $5 and $6 million a year on a consolidated basis, and we also intend to reduce our capital expenditures.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “We are pleased that we continue be compliant with the financial covenants of our loan facilities and believe that we have strong relationships with our senior lenders that will allow us to navigate through these weak global market conditions.  The steps that we have taken to reduce operating and capital costs, combined with the benefit of lower interest rates, should effectively enhance our cash flow.”

Mr. Valenta concluded “The credit for our current performance in the toughest economic times any of us have witnessed is through the efforts of our people.  We will continue to take the actions necessary to protect our company during this downturn while executing our long-term vision.”

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s definitive proxy statement with respect to General Finance’s acquisition of Pac-Van, its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and its quarterly report on Form 10-Q for the quarter ended March 31, 2009.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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